UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    May 11, 2010

PARK ELECTROCHEMICAL CORP.

 (Exact Name of Registrant as Specified in Charter)

New York	1-4415	11-1734643
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48 South Service Road, Melville,	New York	11747
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code   (631) 465-3600

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 11, 2010, the Board of Directors (the “Board”) of Park Electrochemical Corp. (the “Company”) voted to increase the size of the Board from four to five directors and elected Ms. Emily J. Groehl as a Director to fill the newly-created vacancy.

Ms. Groehl is 63 years old. Ms. Groehl has been nominated by the Board to stand for election as a Director at the Company’s 2010 Annual Meeting of Shareholders scheduled to be held on July 20, 2010.  Ms. Groehl does not have an employment agreement with the Company. There is no family relationship between Ms. Groehl and any other director or any officer of the Company. Ms. Groehl owns nine shares of common stock of the Company.

Ms. Groehl retired as Senior Vice President, Sales and Marketing of the Company in June 2005 after 20 years of service to the Company.  Ms. Groehl served as Senior Vice President, Sales and Marketing of the Company from May 1999 until her retirement. From June 1985, when Ms. Groehl joined the Company, until May 1999, she held a number of positions of increasing responsibility within the Company. Prior to joining the Company, Ms. Groehl had been National Sales Manager of Polyclad Laminates, Inc. from 1980 to 1985, after beginning her career in the printed circuit materials industry in 1969 with Atlantic Laminates, and continuing with Oak Industries, which acquired Atlantic Laminates, until 1980.

Ms. Groehl has not been appointed to any committees of the Board, and no determination has been made as to the committee, if any, on which Ms. Groehl will serve.

The Company is not aware of any relationships or transactions in which Ms. Groehl has or will have an interest, or to which she was or is a party, requiring disclosures under Item 404(a) of Regulation S-K.

The Company issued a news release on May 12, 2010 announcing the election of Ms. Groehl.

Item 9.01	Financial Statements and Exhibits.

(c)          Exhibits

99.1 News Release dated May 12, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK ELECTROCHEMICAL CORP.

Date: May 17, 2010	By:	/s/ Stephen E. Gilhuley
Name: Stephen E. Gilhuley Title: Executive Vice President, Secretary and General Counsel

EXHIBIT INDEX

Number
Exhibit	Description	Page

99.1	News Release dated May 12, 2010	5